EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-87874) pertaining to The Delaware County Bank and Trust Company Employee 401(k) Retirement Plan, of our report dated June 23, 2009, on our audits of the statements of net assets available for benefits of The Delaware County Bank & Trust Company Employee 401(k) Retirement Plan as of December 31, 2008 and 2007, and the related statement of changes in net assets available for benefits for the year ended December 31, 2008, which report appears in the December 31, 2008 annual report on Form 11-K of The Delaware County Bank & Trust Company Employee 401(k) Retirement Plan.
/s/ BKD, LLP
Cincinnati, Ohio
June 26, 2009